Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 17, 2013, relating to the consolidated financial statements of LightInTheBox Holding Co., Ltd., its subsidiaries, its variable interest entities and variable interest entities’ subsidiaries and the financial statement schedule of LightInTheBox Holding Co., Ltd., appearing in the Prospectus dated June 5, 2013, which is part of the Registration Statement No. 333-187965 on Form F-1 of LightInTheBox Holding Co., Ltd.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

October 18, 2013